Exhibit 2.1

Private & Confidential

Dated: 31 August 2026

DEED OF AMENDMENT

relating to

A Sale and Purchase Agreement dated 27 June 2026 (as amended on 29 July 2026)

relating to the sale of all the shares in

Auxey Holdco Limited

between

AUXEY HOLDINGS (LUX) S.A.S.

OMERS ADMINISTRATION CORPORATION

AMS CAYCO LTD

THE MANAGEMENT SELLERS’ REPRESENTATIVE

THE TRUSTEE SELLER

and

KORN FERRY

TABLE OF CONTENTS

Page
INTRODUCTION:	2

1. SPA Amendment	2

2. Assignment	2

3. General	3

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THIS DEED is made on 31 August 2026

BETWEEN:

(1)

AUXEY HOLDINGS (LUX) S.A.S., a company incorporated in the Grand Duchy of Luxembourg with registered number B225042, having its registered address at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg (the “Majority Seller”);

(2)

OCORIAN LIMITED, a private limited company incorporated in Jersey with its registered office at 26 New Street, St Helier, Jersey JE2 3RA (the “Trustee Seller”), acting in its capacity as (a) trustee of the Auxey Equity Plan Employee Trust (the “EBT”) and (b) nominee on behalf of the Management Beneficial Interest Sellers; and

(3)	KORN FERRY GLOBAL HOLDINGS (UK) LIMITED, a private limited company incorporated in England with its registered office at Ryder Court, 14 Ryder Street, London, SW1Y 6QB (the “Buyer”).

INTRODUCTION:

(A)	The Parties, among others, entered into the share purchase agreement dated 27 June 2026 in respect of all the shares in Auxey Holdco Limited, as amended on 29 July 2026 (the “SPA”).

(B)	In accordance with clause 11.1 of the SPA, Korn Ferry assigned its rights under the SPA to the Buyer on 18 August 2026.

(C)	The Parties wish to amend the SPA on the terms set out in this Deed.

(D)	Unless otherwise defined in this Deed, capitalised terms used in this Deed shall have the meanings given to them in the SPA.

(E)

Irrespective of the actual time of Completion on the Completion Date, all revenues, expenses, liabilities, profits and losses of the Group received, earned and/or incurred on and after 12:01 a.m. (London time) on the Completion Date shall be for the account of the Buyer

IT IS AGREED as follows:

1.	SPA AMENDMENT

The Parties hereby agree that with effect from the date of this Deed, the definition of Resigning Directors shall be amended to read as follows:

“Matthew Baird, Madeleine Cavadias and the individuals referred to in clause 6.2(d)(ii), being each individual who, immediately prior to Completion, holds the position of director of one or more Group Members (other than Thomas Hugi and Zaliza Azura);”.

2.	ASSIGNMENT

2.1

No Party may assign, novate, transfer, charge, subcontract or otherwise deal with all or any of its rights, benefits or obligations under this Deed (including any right to claim for damages arising from a breach of this Deed) without the prior written consent of: (a) the Buyer; (b) the Majority Seller; (c) the Minority Seller (if such action is reasonably expected to have an adverse impact on the Minority Seller as compared to the Majority Seller); (d) the Trustee Seller; and (e) the Management Sellers’ Representative; provided, however, that the Buyer may assign its rights under this Deed to a wholly-owned subsidiary of the Buyer (a “Permitted Assignee”) without the prior written consent of the Majority Seller, the Minority Seller, the Trustee Seller or the Management Sellers’ Representative; provided, further, that: (i) no such assignment by the Buyer shall relieve the Buyer of any of its obligations under this Deed and the Buyer and the Permitted Assignee shall remain jointly and severally liable for all of the obligations of the Buyer under this Deed; and (ii) the Majority Seller and the Management Sellers’ Representative are given prior written notice of any proposed assignment by the Buyer pursuant to this clause 2.1. Any attempted assignment in breach of this clause 2.1 will be void.

2

2.2

Following any assignment (or other dealing) by a Party pursuant to clause 2.1: (a) no other Party shall be under any greater obligation or liability and each other Party shall have no lesser rights than if such assignment or granting of security had never occurred; and (b) the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named in place of the assigning Party in this Deed (and, in particular, shall not exceed the sum which would, but for such assignment or other dealing, have been recoverable by such assigning Party in respect of the relevant fact, matter or circumstance).

3.	GENERAL

3.1	Save as expressly modified by this Deed, the SPA shall continue in full force and effect and nothing in this Deed shall constitute a waiver of any party’s rights under the SPA.

3.2	In the event of any conflict between the terms of this Deed and the terms of the SPA, the terms of this Deed shall prevail.

3.3	This Deed constitutes a variation of the SPA for the purposes of clause 14.7 of the SPA.

3.4

This Deed may be executed in any number of counterparts, each of which when executed and delivered constitutes an original, but all the counterparts shall together constitute one and the same instrument.

3.5

This Deed and all matters (including any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, the laws of England and Wales. Each Party irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed.

THIS DEED IS EXECUTED AND DELIVERED AS A DEED ON THE DATE SHOWN ON THE FRONT OF THIS DEED

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Executed as a Deed by	)	/s/ Mark Dunstan
AUXEY HOLDINGS (LUX) S.A.S	)	Chairman and Member of the Management Board
acting by:	)
	)	/s/ Adil Salah
	)	Member of the Management Board

Executed as a Deed by	)
OCORIAN LIMITED	)	/s/ Craig Le Sueur
as trustee of the Auxey Equity Plan	)	Name: Craig Le Sueur
Employee Trust	)	Title: Authorised signatory
acting by two authorised signatories	)
	)	/s/ Craig Cameron
	)	Name: Craig Cameron
	)	Title: Authorised signatory

Executed as a Deed by	)
OCORIAN LIMITED	)	/s/ Craig Le Sueur
as nominee for and on behalf of	)	Name: Craig Le Suer
the Management Beneficial	)	Title: Authorised signatory
Interest Sellers	)
acting by two authorised signatories	)	/s/ Craig Cameron
	)	Name: Craig Cameron
	)	Title: Authorised signatory

Executed as a Deed by	)	/s/ Andy Katz
KORN FERRY GLOBAL HOLDINGS	)	Director
(UK) LIMITED	)
acting by:	)	/s/ Tony Goodes
	)	Director